Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Infosmart Group Limited and Subsidiaries
Audited Financial Statements
December 31, 2005 and 2004

To The Board of Directors of
Cyber Merchants Exchange, Inc., as successor to
Infosmart Group Limited and Subsidiaries

Ladies and Gentlemen :

We consent to the incorporation, into the 8-K filing on August 23, 2006 of Cyber Merchants Exchange, Inc. (as successor to Infosmart Group Limited and Subsidiaries) of our report dated April 27, 2006 on our audit of the consolidated financial statements of Infosmart Group Limited and Subsidiaries as of December 31, 2005 and 2004 and for the years then ended.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong

August 23, 2006